Macy’s, Inc. Reports Second Quarter 2021 Results, Raises Guidance and Announces Plan to Return Capital to Shareholders

Comparable sales up 61.2% on an owned basis and up 62.2% on an owned-plus-licensed basis versus 2020; up 5.8% and up 5.9%, respectively, versus 2019

Diluted EPS of $1.08 and Adjusted diluted EPS of $1.29

Raises full-year and back-half guidance on both the top and bottom lines

Reinstates dividend and authorizes share repurchase program

Performance reflects continued execution of Polaris strategy coupled with the macroeconomic recovery

NEW YORK—August 19, 2021-- Macy’s, Inc. (NYSE: M) today reported results for the second quarter of 2021, raised guidance for fiscal 2021 and announced plans to return capital to shareholders.

“Second quarter results were strong across all three nameplates and surpassed our expectations. Our momentum in the first quarter accelerated in the second quarter as we successfully reengaged core customers and attracted new, younger customers with new brands and categories,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “Through the Macy’s, Inc. portfolio and our omnichannel approach, we provide a compelling, seamless integration between physical stores and digital shopping to most effectively meet the needs of our customers."

"The Polaris strategy is working. We have meaningfully improved the fundamentals and overall health of our business, and we are well underway building a stronger Macy’s, Inc. for the future," Gennette continued.

Enhancing Shareholder Value

Macy’s, Inc. ended the second quarter with approximately $2.1 billion in cash, allowing the company to execute on its two priorities of investing in profitable growth, while de-levering the balance sheet. The strong cash position will also allow the company to return capital to shareholders through the following actions:

•	The company is reinstating its regular quarterly dividend at 15 cents per share on Macy's, Inc.’s common stock, resulting in an annual return of cash to shareholders of nearly $200 million.
o	The dividend is payable on October 1, to shareholders of record at the close of business on September 15.
•	The company’s board of directors has authorized a $500 million share repurchase program.
•

Additionally, as previously announced, the company voluntarily repaid $1.3 billion in Senior Secured Notes on August 17, 2021. With this action, Macy’s, Inc. now expects to exceed its target leverage ratio and achieve a ratio of no more than 2.5x by the end of fiscal 2021.

“While there is still uncertainty due to the ongoing pandemic, the increased traction of the Polaris strategy and our strong performance in the second quarter gives us the confidence to materially increase full-year guidance. We are also increasing our long-term Adjusted EBITDA margin target to remain in the low-double digits beginning next year. We are now well positioned to strengthen our business, enhance our long-term financial stability and return capital to our shareholders,” said Adrian Mitchell, chief financial officer of Macy’s, Inc.

Second Quarter Highlights

In addition to prior year comparisons, Macy’s, Inc. is providing comparisons to 2019 to benchmark its performance given the impact of the pandemic last year.

•	Diluted earnings per share of $1.08 and Adjusted diluted earnings per share of $1.29 both exceeded expectations for the quarter.
•	This compares to a diluted loss per share of $(1.39) and an Adjusted diluted loss per share of $(0.81) in second quarter 2020.
•	This compares to diluted earnings per share and Adjusted diluted earnings per share of $0.28 in second quarter 2019.
•	Comparable sales up 61.2% on an owned basis and up 62.2% on an owned plus licensed basis versus 2020.
•	Comparable sales up 5.8% on an owned basis and up 5.9% on an owned plus licensed basis versus 2019.
•	Trend improvement of approximately 16 percentage points compared to the first quarter of 2021.

•	As macroeconomic trends shifted to more normal levels, the company saw strength across merchandise categories:
•	Pandemic impacted categories, including denim, luggage, dresses and other occasion-based apparel, came back strong.
•	Categories that were solid throughout the pandemic, such as fragrance, fine jewelry and textiles, continued to perform well.

•	Digital sales declined 6% versus second quarter 2020 and grew 45% versus second quarter 2019.
•	Digital penetration was 32% of net sales, a 22-percentage point decline from second quarter 2020, but a 10-percentage point improvement over second quarter 2019.
•	Decline in digital sales compared to the prior year driven by shift of omnichannel customers to stores, which are now fully open.

•	The company brought approximately 5 million new customers into the Macy's brand, a 30% increase compared to second quarter 2019.
•	41% of new customers came through the digital channel in second quarter 2021.

•

The company saw Platinum, Gold and Silver customers in its Star Rewards Loyalty program re-engage, with the average customer spend up 15% compared to second quarter 2019 and a 5-percentage point trend improvement from first quarter 2021.

•	The company’s Bronze segment, its youngest and most diverse loyalty tier continued to grow, adding approximately 2 million members.

•	Gross margin for the quarter was 40.6%, up from 23.6% in second quarter 2020 and up 180 basis points from second quarter 2019.
•	Improvement as a result of merchandise margin was largely due to accelerated momentum in pricing, promotion and inventory initiatives driven by the Polaris strategy.
•

Delivery expense as a percent of net sales decreased approximately 310 basis points from the second quarter of 2020 and increased 170 basis points from second quarter 2019, due to the respective changes in penetration of digital sales.

•	Inventory was down 14.5% from second quarter 2019.

•	Driven by market dynamics and the company’s execution of its Polaris strategy.

•	Selling, general and administrative (“SG&A”) expense of $1.9 billion, a $279 million improvement from second quarter 2019.
•	SG&A as a percent of sales was 33.6%, an improvement of 570 basis points from second quarter 2019.
•	The permanent Polaris SG&A expense savings, disciplined expense management and improved productivity, along with a tight labor market, contributed to the second quarter SG&A performance.

•	Net credit card revenue of $197 million, up $21 million from second quarter 2019.
•	Represented 3.5% of sales, 120 basis points lower than second quarter 2020 and 30 basis points better than second quarter 2019.

Revised Full-Year 2021 Guidance

The company is raising its full-year 2021 guidance.

	Revised Guidance 2021	Prior Guidance 2021
Net sales	$23.55B - $23.95B	$21.73B - $22.23B
Adjusted diluted earnings per share	$3.41 - $3.75	$1.71 - $2.12
Adjusted EBITDA as a percent of sales	11% - 11.5%	9% - 9.5%

A full overview of the company’s guidance can be found in the second quarter 2021 earnings presentation at www.macysinc.com/investors.

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its second quarter 2021 sales and earnings will be held today (August 19, 2021) at 8:00 a.m. ET.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 1495500. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

The company will also present at the Goldman Sachs Annual Global Retailing Conference at 7:30 a.m. ET on Thursday, September 9, 2021. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/investors. A replay of the webcast will also be available on the company’s website.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omnichannel retailers. Headquartered in New York City, the company comprises three retail brands: Macy’s, Bloomingdale’s and Bluemercury. With a robust e-commerce business, rich mobile experience and a national stores footprint, our customers can shop the way they live — anytime and through any channel. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, the amount and timing of future dividends and share repurchases and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2021. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media - Blair Rosenberg

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended July 31, 2021		13 Weeks Ended August 1, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$5,647		$3,559

Credit card revenues, net	197	3.5%	168	4.7%

Cost of sales	(3,353)	(59.4%)	(2,718)	(76.4%)

Selling, general and administrative expenses	(1,898)	(33.6%)	(1,398)	(39.2%)

Gains on sale of real estate	6	0.1%	—	0.0%

Impairment, restructuring and other costs (Note 2)	(2)	(0.0%)	(242)	(6.8%)

Operating income (loss)	597	10.6%	(631)	(17.7%)

Benefit plan income, net	17		12

Settlement charges	(81)		(38)

Interest expense, net	(80)		(69)

Losses on early retirement of debt	(3)		—

Financing costs	—		(3)

Income (loss) before income taxes	450		(729)

Federal, state and local income tax benefit (expense) (Note 3)	(105)		298

Net income (loss)	$345		$(431)

Basic earnings (loss) per share	$1.11		$(1.39)

Diluted earnings (loss) per share	$1.08		$(1.39)

Average common shares:
Basic	312.4		311.2
Diluted	318.6		311.2

End of period common shares outstanding	312.5		310.2

Supplemental Financial Measures:
Gross Margin (Note 4)	$2,294	40.6%	$841	23.6%
Depreciation and amortization expense	$220		$235

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended July 31, 2021		26 Weeks Ended August 1, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$10,353		$6,576

Credit card revenues, net	356	3.4%	299	4.5%

Cost of sales	(6,242)	(60.3%)	(5,219)	(79.4%)

Selling, general and administrative expenses	(3,646)	(35.2%)	(2,995)	(45.4%)

Gains on sale of real estate	12	0.1%	16	0.2%

Impairment, restructuring and other costs (Note 2)	(21)	(0.2%)	(3,426)	(52.1%)

Operating income (loss)	812	7.8%	(4,749)	(72.2%)

Benefit plan income, net	32		21

Settlement charges	(81)		(38)

Interest expense, net	(159)		(117)

Losses on early retirement of debt	(14)		—

Financing costs	—		(3)

Income (loss) before income taxes	590		(4,886)

Federal, state and local income tax benefit (expense) (Note 3)	(142)		874

Net income (loss)	$448		$(4,012)

Basic earnings (loss) per share	$1.44		$(12.91)

Diluted earnings (loss) per share	$1.41		$(12.91)

Average common shares:
Basic	312.0		310.9
Diluted	318.6		310.9

End of period common shares outstanding	312.5		310.2

Supplemental Financial Measures:
Gross Margin (Note 4)	$4,111	39.7%	$1,357	20.6%
Depreciation and amortization expense	$444		$472

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)

(millions)

	July 31, 2021	January 30, 2021	August 1, 2020

ASSETS:

Current Assets:

Cash and cash equivalents	$2,137	$1,679	$1,395

Receivables	221	276	184

Merchandise inventories	4,298	3,774	3,582

Prepaid expenses and other current assets (Note 6)	955	455	470

Total Current Assets	7,611	6,184	5,631

Property and Equipment – net	5,713	5,940	6,279

Right of Use Assets	2,819	2,878	3,035

Goodwill	828	828	828

Other Intangible Assets – net	436	437	438

Other Assets	1,010	1,439	1,403

Total Assets	$18,417	$17,706	$17,614

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt (Note 7)	$1,546	$452	$539

Merchandise accounts payable	2,476	1,978	1,409

Accounts payable and accrued liabilities	2,660	2,927	2,906

Income taxes	18	—	—

Total Current Liabilities	6,700	5,357	4,854

Long-Term Debt	3,295	4,407	4,851

Long-Term Lease Liabilities	3,096	3,185	3,269

Deferred Income Taxes	913	908	921

Other Liabilities	1,267	1,296	1,395

Shareholders' Equity	3,146	2,553	2,324

Total Liabilities and Shareholders’ Equity	$18,417	$17,706	$17,614

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)

(millions)

	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020
Cash flows from operating activities:
Net income (loss)	$448	$(4,012)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Impairment, restructuring and other costs	21	3,426
Settlement charges	81	38
Depreciation and amortization	444	472
Benefit plans	19	23
Stock-based compensation expense	22	13
Gains on sale of real estate	(12)	(16)
Deferred income taxes	(36)	(265)
Amortization of financing costs and premium on acquired debt	14	4
Changes in assets and liabilities:
Decrease in receivables	55	222
(Increase) decrease in merchandise inventories	(525)	1,598
(Increase) decrease in prepaid expenses and other current assets	(41)	31
Increase (decrease) in merchandise accounts payable	647	(188)
Decrease in accounts payable and accrued liabilities	(78)	(605)
(Increase) decrease in current income taxes	12	(695)
Change in other assets and liabilities	(106)	(53)
Net cash provided (used) by operating activities	965	(7)
Cash flows from investing activities:
Purchase of property and equipment	(142)	(228)
Capitalized software	(88)	(61)
Disposition of property and equipment	34	31
Other, net	52	(14)
Net cash used by investing activities	(144)	(272)
Cash flows from financing activities:
Debt issued	500	2,780
Debt issuance costs	(9)	(98)
Debt repaid	(518)	(1,504)
Debt repurchase premium and expenses	(15)	—
Dividends paid	—	(117)
Decrease in outstanding checks	(318)	(111)
Net cash provided (used) by financing activities	(360)	950
Net increase in cash, cash equivalents and restricted cash	461	671
Cash, cash equivalents and restricted cash beginning of period	1,754	731
Cash, cash equivalents and restricted cash end of period	$2,215	$1,402

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

As a result of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended July 31, 2021 and August 1, 2020 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

Expense of $242 million was recognized during the 13 weeks ended August 1, 2020, primarily related to restructuring and other costs, including severance of $154 million associated with a reduction in force in response to the COVID-19 pandemic.

The 26 weeks ended August 1, 2020 also included non-cash impairment charges totaling $3.2 billion, which consisted of $3.1 billion of a non-cash goodwill impairment charge and $80 million impairment charge on long-lived tangible and right of use assets.

(3)

Income tax expense of $105 million and $142 million, or 23% and 24% of pretax income, for the 13 and 26 weeks ended July 31, 2021, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21% driven primarily by the impact of state and local taxes.

The income tax benefits of $298 million and $874 million, or 40.9% and 17.9% of pretax loss, for the 13 and 26 weeks ended August 1, 2020, respectively, reflected a different projected benefit rate as compared to the company's federal income tax statutory rate of 21% due to the carryback of net operating losses as permitted under the CARES Act. For the 26 weeks ended August 1, 2020, the benefit of the available carryback of net operating losses was offset by the impact of the non-tax deductible component of the goodwill impairment charge and additional income tax expense associated with the deferred tax remeasurement recognized during the first quarter of 2020.

(4)	Gross margin is defined as net sales less cost of sales.

(5)	Restricted cash of $78 million and $7 million have been included with cash and cash equivalents for the 26 weeks ended July 31, 2021 and August 1, 2020, respectively.

(6)	Prepaid expenses and other current assets as of July 31, 2021 include an income tax receivable of $520 million.

(7)

As of July 31, 2021, short-term debt includes $1.3 billion in principal amount senior secured notes, net of related deferred financing costs, that were redeemed on August 17, 2021, prior to their original 2025 maturity date.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income (loss) and diluted earnings (loss) per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted EBITDA and diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	Comparable Sales vs. 13 Weeks Ended August 1, 2020	Comparable Sales vs. 13 Weeks Ended August 3, 2019

Increase in comparable sales on an owned basis (Note 8)	61.2%	5.8%

Comparable sales impact of departments licensed to third parties (Note 9)	1.0%	0.1%

Increase in comparable sales on an owned plus licensed basis	62.2%	5.9%

	Comparable Sales vs. 26 Weeks Ended August 1, 2020	Comparable Sales vs. 26 Weeks Ended August 3, 2019

Increase (decrease) in comparable sales on an owned basis (Note 8)	61.8%	(2.4%)

Comparable sales impact of departments licensed to third parties (Note 9)	1.2%	0.3%

Increase (decrease) in comparable sales on an owned plus licensed basis	63.0%	(2.1%)

Notes:

(8)

Represents the period-to-period percentage change in net sales from stores in operation during the 13 and 26 weeks ended July 31, 2021 and the 13 and 26 weeks ended August 1, 2020 and August 3, 2019, respectively. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. No stores have been excluded as a result of the COVID-19 pandemic. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(9)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization, Net Income (Loss) and Diluted Earnings (Loss) Per Share, Excluding Certain Items

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income (loss).
•	Adjusted net income (loss) is reconciled to GAAP net income (loss).
•	Adjusted diluted earnings (loss) per share is reconciled to GAAP diluted earnings (loss) per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	13 Weeks Ended August 3, 2019

Net income (loss)	$345	$(431)	$86

Interest expense, net	80	69	47

Losses on early retirement of debt	3	—	—

Financing costs	—	3	—

Federal, state and local income tax expense (benefit)	105	(298)	30

Depreciation and amortization	220	235	237

EBITDA	753	(422)	400

Impairment, restructuring and other costs	2	242	2

Settlement charges	81	38	—

Adjusted EBITDA	$836	$(142)	$402

	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020	26 Weeks Ended August 3, 2019

Net income (loss)	$448	$(4,012)	$223

Interest expense, net	159	117	94

Losses on early retirement of debt	14	—	—

Financing costs	—	3	—

Federal, state and local income tax expense (benefit)	142	(874)	57

Depreciation and amortization	444	472	472

EBITDA	1,207	(4,294)	846

Impairment, restructuring and other costs	21	3,426	3

Settlement charges	81	38	—

Adjusted EBITDA	$1,309	$(830)	$849

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	13 Weeks Ended July 31, 2021		13 Weeks Ended August 1, 2020		13 Weeks Ended August 3, 2019
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$345	$1.08	$(431)	$(1.39)	$86	$0.28

Impairment, restructuring and other costs	2	0.01	242	0.78	2	—

Settlement charges	81	0.25	38	0.12	—	—

Losses on early retirement of debt	3	0.01	—	—	—	—

Financing costs	—	—	3	0.01	—	—

Income tax impact of certain items identified above	(20)	(0.06)	(103)	(0.33)	—	—

As adjusted to exclude certain items above	$411	$1.29	$(251)	$(0.81)	$88	$0.28

	26 Weeks Ended July 31, 2021		26 Weeks Ended August 1, 2020		26 Weeks Ended August 3, 2019
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$448	$1.41	$(4,012)	$(12.91)	$223	$0.71

Impairment, restructuring and other costs	21	0.07	3,426	11.02	3	0.01

Settlement charges	81	0.25	38	0.12	—	—

Losses on early retirement of debt	14	0.04	—	—	—	—

Financing costs	—	—	3	0.01	—	—

Income tax impact of certain items identified above	(27)	(0.09)	(336)	(1.07)	(1)	—

As adjusted to exclude certain items above	$537	$1.68	$(881)	$(2.83)	$225	$0.72